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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NTN Communication, Inc.

We consent to incorporation by reference in the Registration Statement (Nos. 333-17247 and 333-12777) on Form S-8 and in the Registration Statement (Nos. 333-14129, 33-42350, 33-77826, 33-97780, 33-64417 and 333-03805) on Form S-3 of
NTN Communications, Inc. of our report dated April 10, 1997, relating to the consolidated balance sheets of NTN Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 Annual Report on Form 10-K of NTN Communications, Inc. Our report dated April 10, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Diego, California
December 18, 1997